Exhibit (a)(5)(D)

NEWS RELEASE Robert M. Thornton, Jr. Chief Executive Officer (770) 933-7004

SUNLINK HEALTH SYSTEMS, INC. ANNOUNCES EXTENSION OF SHARE REPURCHASE PROGRAM TO REPURCHASE UP TO $750,000 OF ITS COMMON SHARES THROUGH OPEN MARKET TRANSACTIONS AT PREVAILING MARKET PRICES

Atlanta, Georgia (January 31, 2020) – SunLink Health Systems, Inc. (NYSE American: SSY) today announced that it has extended its previously announced Share Repurchase Program to repurchase for cash up to $750,000 of its common shares through open market transactions at prevailing market prices (the “Program”) upon the terms and subject to the conditions described in its Schedule 13E-3, as amended, including in the Notice of Share Repurchase Program, as amended (the “Notice”), until 4:00 p.m., New York City time, on Monday, June 1, 2020 (the “Expiration Time”), unless the Program is further extended or earlier terminated by SunLink. The Program was previously scheduled to expire at 4:00 p.m., New York City time, on January 31, 2020. As of 5:00 p.m. Eastern time on January 30, 2020, 8,086 common shares have been purchased pursuant to the Program for an aggregate purchase price of $9,386.

Complete terms and conditions of the Program are set forth in the Schedule 13E-3 filed by SunLink Health Systems, Inc. with the Securities and Exchange Commission (the “SEC”) on October 16, 2019, as amended and supplemented by Amendment No. 1 thereto filed with the SEC on October 25, 2019, Amendment No. 2 thereto filed with the SEC on October 28, 2019, and Amendment No. 3 thereto being filed with the SEC on or about January 31, 2020, as such Schedule 13E-3 has been or may be further amended or supplemented from time to time, including in the Notice of Share Repurchase Program, as amended, and other related materials that were filed as or incorporated by reference as exhibits to the Schedule 13E-3.

Additional Information

This press release is provided for informational purposes only and does not constitute an offer to purchase or the solicitation of an offer to sell any common shares of SunLink Health Systems, Inc. (“SunLink” or the “Company”). Investors and shareholders should read the Schedule 13E-3, the Notice of Share Repurchase Program, and the amendments thereto carefully as they contain important information about the Share Repurchase Program.

Those documents as well as SunLink’s other public filings with the SEC may be obtained without charge at the SEC’s website at www.sec.gov. The website address of the SEC is included in this press release for reference only. The information contained on such website and on the SunLink website is not incorporated by reference in this press release and should not be considered to be a part of this press release.

All statements contained in this press release, other than statements of historical fact, are forward-looking statements including those regarding the expected duration of the Share Repurchase Program described in this press release. These statements speak only as of the date of this press release and are based on SunLink’s current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different from those described in or implied by such forward-looking statements, including risks and uncertainties regarding: changes in financial markets; changes in economic, political or regulatory conditions or other trends affecting the healthcare industry; and changes in facts and circumstances and other uncertainties concerning the Share Repurchase Program. Further information about these matters can be found in our SEC filings. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.

SunLink Health Systems, Inc. is the parent company of subsidiaries that own and operate healthcare businesses in the Southeast. Each of the Company’s healthcare businesses is operated locally with a strategy of linking patients’ needs with healthcare professionals. For additional information on SunLink Health Systems, Inc., please visit the SunLink website.

2